EXHIBIT 99.01

News Release Andrea Prochniak, Investor Relations 212.756.4542 andrea.prochniak@alliancebernstein.com	John Meyers, Media 212.969.2301 john.meyers@alliancebernstein.com

Portfolio Manager Kurt Feuerman To Join AllianceBernstein

NEW YORK, April 14, 2011 — AllianceBernstein announced today that Kurt Feuerman will join the firm’s equity investment-management team as Senior Vice President and Portfolio Manager, US Equities on or shortly after May 31, 2011.

Feuerman will join the firm from Caxton Associates LP, where he is currently a Senior Managing Director and a US Portfolio Manager. On May 31, 2011, AllianceBernstein will also assume the role of investment manager and trading advisor for several investment vehicles managed by Feuerman: Equity Growth, a long/short strategy, and Alpha Equity, a long-only strategy.

“Kurt is an accomplished investor who strengthens our equity team and brings valuable expertise in long-short portfolio management,” said Sharon Fay, AllianceBernstein’s Head of Equities. “Our firm is committed to recruiting top investment talent when the opportunity arises. Kurt has compiled an impressive, consistent track record and adds another experienced perspective to our equity team.”

Prior to joining Caxton in 1998, Feuerman was a Managing Director of Morgan Stanley & Co., where his responsibilities included managing Morgan Stanley Asset Management’s US equity business. He was the top mutual-fund manager in Barron’s 1998 annual manager rankings. Feuerman was previously a Managing Director of Drexel Burnham Lambert, specializing as a securities analyst. He began his career at The Bank of New York. Feuerman holds a BA from McGill University, an MA from Syracuse University and an MBA in Finance from Columbia University.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At March 31, 2011, AllianceBernstein Holding L.P. (NYSE: AB) owned approximately 37.8% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 62.0% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our internet site, www.alliancebernstein.com.

©2011 AllianceBernstein L.P.

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